NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 27, 2011	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
THIRD QUARTER 2011 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2011, reporting net income of $50.0 million for the quarter compared with net income of $41.3 million for the third quarter of 2010. The Bank expects to file its quarterly report with the Securities and Exchange Commission (the SEC) on Form 10-Q for the quarter ending September 30, 2011, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 0.30 percent, the approximate daily average three-month LIBOR yield for the third quarter. The dividend, based on average stock outstanding for the third quarter of 2011, will be paid on November 2, 2011.

“Eight successive profitable quarters and four consecutive dividend payments reflect the Bank's improving balance sheet,” said President and Chief Executive Officer Edward A. Hjerpe III. “In addition, with the REFCorp obligation satisfied, we have additional capacity to contribute to retained earnings, and that will help bolster the Bank's capital foundation well into the future.”

Third Quarter 2011 Balance-Sheet Highlights

Total assets declined 17.2 percent to $48.6 billion at September 30, 2011, down from $58.6 billion at year-end 2010, principally driven by a decrease in investments and advances. From December 31, 2010, to September 30, 2011, investments decreased by $7.2 billion, advances declined by $3.0 billion, and mortgage loans dropped by $117.2 million.

Advances decreased 10.7 percent to $25.0 billion, compared with $28.0 billion at year-end 2010. The reduction in advances was primarily attributable to continued high liquidity levels at member financial institutions.

Total investments were $19.9 billion at September 30, 2011, a decrease of $7.2 billion, or 26.6 percent, compared with $27.1 billion at December 31, 2010. The decrease was mainly due to limited investment opportunities providing acceptable risk-adjusted returns during the period. Components of the decline included a $6.2 billion decrease in short-term investments and a $1.2 billion decline in agency and FDIC-guaranteed corporate debentures. The par value of private-label mortgage-backed securities declined to $2.6 billion at September 30, 2011, from $3.0 billion at December 31, 2010, while the carrying value of private-label MBS declined to $1.6 billion at September 30, 2011, from $1.9 billion at December 31, 2010. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion, a level reached in September 2007.

Investments in mortgage loans totaled $3.1 billion at September 30, 2011, a decline of $117.2 million from year-end 2010.

GAAP capital at September 30, 2011, was $3.4 billion, a slight increase from $3.3 billion at year-end 2010. Total retained earnings at September 30, 2011, grew to $336.1 million, an increase of $86.9 million from December 31, 2010. Accumulated other comprehensive loss totaled $516.7 million at September 30, 2011, an improvement of $121.4 million from December 31, 2010. Due to the satisfaction of the REFCorp obligation, the Bank began allocating a portion of its quarterly net income into restricted retained earnings, which totaled $10.0 million this quarter.

The Bank remained in compliance with all regulatory capital ratios as of September 30, 2011, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, as of June 30, 2011.(1) At September 30, 2011, the Bank's total regulatory capital-to-assets ratio was 8.5 percent, exceeding the 4.0 percent minimum regulatory requirement as well as the Bank's current 5.5 percent internal minimum requirement, and its permanent capital was $4.1 billion, exceeding its $850.9 million minimum regulatory risk-based capital requirement. The ratio of the Bank's market value of equity to its par value of capital stock was 95 percent at September 30, 2011, compared with 94 percent at December 31, 2010.

2011 Third Quarter Operating Highlights

Net income for the quarter ending September 30, 2011, was $50.0 million, $8.6 million higher than the net income of $41.3 million for the third quarter of 2010. These results, combined with the satisfaction of the REFCorp obligation, led to a $5.6 million contribution to the Bank's Affordable Housing Program for the quarter. Contributing to the net income during the third quarter of 2011 was $9.9 million earned on net prepayment fees from advances and investments.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $7.2 million for the third quarter of 2011, a $1.3 million, or 22.7 percent, increase from the $5.9 million recorded in the third quarter of 2010. The $7.2 million charge in the quarter ending September 30, 2011, resulted from an increase in projected losses on the collateral underlying private-label MBS with a combined par value of $370.3 million at September 30, 2011.

Net interest income after provision for credit losses for the quarter ending September 30, 2011, was $80.4 million, compared with $74.9 million for the third quarter of 2010. Net prepayment fees of $9.9 million strongly contributed to the $5.5 million increase in net interest income in the third quarter of 2011, compared with net prepayment fees of $5.3 million in the third quarter of 2010. Average earning assets declined from $62.6 billion for the third quarter of 2010, to $50.9 billion for the third quarter of 2011. This decline in average earning assets was driven by a $7.3 billion decline in average advances balances, from $32.1 billion during the third quarter of 2010 to $24.8 billion during the third quarter of 2011, as members' deposits continue to be at relatively high levels, resulting in reduced need for FHLB advances.

Net interest spread was 0.55 percent for the quarter ended September 30, 2011, a 14 basis point increase from the third quarter of 2010, and net interest margin was 0.63 percent, a 15 basis point increase from the third quarter of 2010. The increases in net interest spread and net interest margin were primarily attributable to the increase in net prepayment fees earned during the quarter. The higher net interest spread and margin results are also partly attributable to the cumulative effects of redemption and refinancing of debt in a very low-interest-rate environment, as well as the steepness of the yield curve that has enabled the Bank to earn a higher spread on assets whose average terms to repricing were longer than those of the corresponding liabilities.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2011	6/30/2011	12/31/2010
ASSETS
Advances	$25,024,689	$26,204,125	$28,034,949
Investments (2)	19,916,085	22,087,442	27,134,475
Mortgage loans held for portfolio, net	3,128,725	3,132,935	3,245,954
Other assets	504,934	809,192	231,923
Total assets	$48,574,433	$52,233,694	$58,647,301

LIABILITIES
Consolidated obligations, net	$43,120,016	$46,939,658	$53,627,591
Deposits	740,946	745,493	745,521
Mandatorily redeemable capital stock	227,429	227,429	90,077
Other liabilities	1,082,914	955,554	908,607

CAPITAL
Class B capital stock	3,583,749	3,572,301	3,664,425
Retained earnings - unrestricted	326,099	288,520	249,191
Retained earnings - restricted (3)	9,997	—	—
Accumulated other comprehensive loss	(516,717)	(495,261)	(638,111)
Total capital	3,403,128	3,365,560	3,275,505
Total liabilities and capital	$48,574,433	$52,233,694	$58,647,301

Total regulatory capital-to-assets ratio	8.5%	7.8%	6.8%
Ratio of market value of equity (MVE) to par value of capital stock (4)	95%	97%	94%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2011	6/30/2011	9/30/2010	9/30/2011	9/30/2010

Total interest income	$191,071	$194,909	$222,789	$578,463	$655,051
Total interest expense	110,661	118,320	147,469	354,513	436,951
Net interest income	80,410	76,589	75,320	223,950	218,100
Net interest income after provision for credit losses	80,410	78,098	74,867	225,408	217,212
Net other-than-temporary impairment losses on investment securities recognized in income	(7,210)	(35,794)	(5,876)	(73,588)	(59,142)
Other (loss) income	(1,659)	5,007	1,219	13,840	(2,345)
Operating expense	13,767	13,027	12,048	39,340	37,009
Other expense	2,215	4,776	1,896	9,765	5,794
AHP assessment	5,573	2,435	4,593	10,592	9,218
REFCorp assessment	—	5,297	10,335	11,078	20,741
Total assessments	5,573	7,732	14,928	21,670	29,959
Net income	$49,986	$21,776	$41,338	$94,885	$82,963

Performance Ratios:
Return on average assets	0.39%	0.16%	0.26%	0.24%	0.17%
Return on average equity	5.84%	2.63%	5.30%	3.79%	3.75%
Net interest spread	0.55%	0.49%	0.41%	0.48%	0.39%
Net interest margin	0.63%	0.57%	0.48%	0.56%	0.46%
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(1)
For additional information on the Bank's capital requirements, see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Capital in the Bank's annual report on Form 10-K filed with the SEC on March 18, 2011 (the 2010 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among the FHLBanks requires the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Capital - Capital Plan Amendments in the Bank's quarterly report on Form 10-Q filed with the SEC on August 11, 2011.

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A -Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in the 2010 Annual Report.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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